UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2019

COHERUS BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36721	27-3615821
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

333 Twin Dolphin Drive, Suite 600

Redwood City, CA 94065

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 649-3530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 7, 2019 (the “Closing Date”), Coherus BioSciences, Inc. (the “Company”) entered into a credit agreement (the “Agreement”) with affiliates of Healthcare Royalty Partners (together, the “Lenders”). The Agreement consists of a six-year term loan facility for an aggregate principal amount of $75,000,000 (the “Borrowings”). The obligations of the Company under the loan documents are guaranteed by the Company’s material domestic U.S. subsidiaries (the “Guarantors”).

The Borrowings under the Agreement bear interest through maturity at 7.00% per annum plus LIBOR (customarily defined). If the consolidated net sales (customarily defined) for UDENYCA™, the Company’s pegfilgrastim (Neulasta®) biosimilar, for the fiscal year ending December 31, 2019, are in excess of $250,000,000, then the interest rate will be reduced as of January 1, 2020 to 6.75% per annum plus LIBOR. Interest is payable quarterly in arrears.

Principal payments on the Borrowings are required to be paid in equal quarterly installments beginning on the four year anniversary of the Closing Date (or, if consolidated net sales of UDENYCA™ in the fiscal year ending December 31, 2021 are less than $375,000,000, beginning on the three year anniversary of the Closing Date), with the outstanding balance to be repaid on January 7, 2025 (the “Maturity Date”).

The Company is also required to make mandatory prepayments of the Borrowings under the Agreement, subject to specified exceptions, with the proceeds of asset sales, extraordinary receipts, debt issuances and specified other events including the occurrence of a change in control.

If all or any of the Borrowings are prepaid or required to be prepaid under the Agreement, then the Company shall pay, in addition to such prepayment, a prepayment premium (the “Prepayment Premium”) equal to (i) with respect to any prepayment paid or required to be paid on or prior to the three year anniversary of the Closing Date, 5.00% of the Borrowings prepaid or required to be prepaid, plus all required interest payments that would have been due on the Borrowings prepaid or required to be prepaid through and including the three year anniversary of the Closing Date, (ii) with respect to any prepayment paid or required to be paid after the three year anniversary of the Closing Date but on or prior to the four year anniversary of the Closing Date, 5.00% of the Borrowings prepaid or required to be prepaid, (iii) with respect to any prepayment paid or required to be paid after the four year anniversary of the Closing Date but on or prior to the five year anniversary of the Closing Date, 2.50% of the Borrowings prepaid or required to be prepaid, and (iv) with respect to any prepayment paid or required to be prepaid thereafter, 1.25% of the Borrowings prepaid or required to be prepaid.

In connection with the Agreement, the Company paid a closing fee to the Lenders of $1,125,000. Upon the prepayment or repayment of the Borrowings (or upon the date such prepayment or repayment is required to be paid), the Company is required to pay an additional exit fee in an amount equal to 4.00% of the total principal amount of the Borrowings.

The obligations under the Agreement are secured by a lien on substantially all of the Company’s and the Guarantors’ tangible and intangible property, including intellectual property. The Agreement contains certain affirmative covenants, negative covenants and events of default, including, covenants and restrictions that among other things, restrict the ability of the Company and its subsidiaries to, incur liens, incur additional indebtedness, make loans and investments, engage in mergers and acquisitions, in asset sales, and declare dividends or redeem or repurchase capital stock. Additionally, the consolidated net sales for UDENYCA™ must not be lower than $70,000,000 for the fiscal year ending December 31, 2019, (b) $125,000,000 for the fiscal year ending December 31, 2020, and (c) $150,000,000 for each fiscal year thereafter. A failure to comply with these covenants could permit the Lenders under the Agreement to declare the Borrowings, together with accrued interest and fees, to be immediately due and payable.

The foregoing description of the material terms of the Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to the Agreement, which is filed as an exhibit to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

The following exhibit is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

10.1*	Credit Agreement, dated as of January 7, 2019, by and among the Company and the Lenders

*

Schedules and exhibits to the Credit Agreement, dated as of January 7, 2019, by and among the Company and the Lenders have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of any such schedules and exhibits to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 11, 2019	COHERUS BIOSCIENCES, INC.

	By:	/s/ Jean-Frédéric Viret

Name:	Jean-Frédéric Viret
Title:	Chief Financial Officer